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                                                                     EXHIBIT 23

                               CONSENT OF KPMG LLP

The Board of Directors
Florsheim Group Inc.:

We consent to incorporation by reference in the registration statements on Form S-8 (Nos. 333-42464 and 333-42495) of Florsheim Group Inc. of our report dated March 23, 2001, relating to the consolidated balance sheet of Florsheim Group Inc. and subsidiaries as of December 30, 2000 and January 1, 2000, and the related consolidated statement of operations and comprehensive loss, shareholders' equity, and cash flows for the years ended December 30, 2000, January 1, 2000, and January 2, 1999, and the related financial statement schedule, which report appears in the December 30, 2000 annual report on Form 10-K of Florsheim Group Inc.

 /s/ KPMG LLP

Chicago, Illinois
March 28, 2001